PFT (Putnam Funds Trust) Putnam Global Industrials Fund Period ending
2/28/17

1.	SubManagement Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated February 27, 2014; schedule
A amended as of October 27, 2016  Incorporated by reference to
Post Effective Amendment No. 247 to the Registrants Registration
Statement filed on November 25, 2016.
2.	Management Contract with Putnam Investment Management, LLC dated
February 27, 2014 for Putnam Dynamic Asset Allocation Equity
Fund, Putnam Dynamic Risk Allocation Fund, Putnam Emerging
Markets Income Fund, Putnam Floating Rate Income Fund, Putnam
Global Consumer Fund, Putnam Global Energy Fund, Putnam Global
Financials Fund, Putnam Global Industrials Fund, Putnam Global
Sector Fund, Putnam Global Technology Fund, Putnam Global
Telecommunications Fund, Putnam Intermediate Term Municipal
Income Fund, Putnam Low Volatility Equity Fund,  Putnam Multi Cap
Core Fund, Putnam Retirement Income Fund Lifestyle 2, Putnam
Retirement Income Fund Lifestyle 3, Putnam Short Duration Income
Fund (effective March 7, 2014), Putnam Short Term Investment Fund and Putnam Short Term Municipal Income Fund; Schedule A and
Schedule B amended as of October 26, 2016 Incorporated by reference to Post Effective Amendment No. 245 to the Registrants
Registration Statement filed on October 27, 2016.